Exhibit 10.1

ASSIGNMENT AND ASSUMPTION

AND

AMENDMENT AND NOTE MODIFICATION

AGREEMENT

THIS AGREEMENT is made as of the 17th day of July, 2006, by and among KVH Industries, Inc., a Delaware limited liability company with its principal place of business located at 50 Enterprise Center, Middletown, Rhode Island (the “Borrower”), Banc of America Leasing & Capital, LLC (successor-by-merger to Fleet Capital Corporation) with a place of business located at One Federal Street, Boston, Massachusetts (the “Assignor”), and Bank of America, N.A. (successor-by-merger to Fleet National Bank), a national banking association with a place of business located at 111 Westminster Street, Providence, Rhode Island (the “Assignee”).

PURPOSE:

On July 17, 2003, the Borrower, the Assignor and Fleet National Bank (predecessor-in-interest to the Assignee, as issuing lender and cash management bank) entered into, among other things, that certain Amended and Restated Credit and Security Agreement (the “Credit Agreement”) providing for a $15,000,000 line of credit (the “Line”) to the Borrower.

As further evidence of the Line, the Borrower executed and delivered to the Assignor that certain Revolving Credit Note dated July 17, 2003, in the amount of $15,000,000 (the “Note”).

The Assignor desires to assign all of its rights in and to the Credit Agreement and the Note, together with any and all other documents executed and/or prepared in connection therewith (collectively, the “Financing Documents”), to the Assignee; and the Assignee and the Borrower are desirous of amending some of the terms and conditions contained in the Financing Documents, including without limitation, the maturity date of the Line.

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement):

I.	Assignment and Assumption.

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE to the Assignor, all of Assignor’s interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including without limitation, the Loans owing to the Assignor on the Effective Date and the Note evidencing the outstanding Loans held by the Assignor.

2. The Assignor (i) represents and warrants that, as of the date hereof, its commitment under the Credit Agreement is Fifteen Million Dollars ($15,000,000), and the unpaid principal amount of its commitment under the Credit Agreement owing to the Assignor is $0; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements (if any) referred to in Section 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (ii) agrees that it will, independently and without reliance upon the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

4. The effective date of this Agreement shall be the date hereof (the “Effective Date”).

5. As of the Effective Date: (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of the “Lender” thereunder and under the Loan Documents (and references to “Lender” therein and in the Note shall hereinafter mean the Assignee) and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement. Additionally, the Assignee, as successor-by-merger to Fleet National Bank, shall continue to have the rights and obligations set forth in the Credit Agreement as the “Issuing Lender” and “Cash Management Bank”.

6. From and after the Effective Date, the Borrower shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Effective Date directly between themselves.

II.	Amendment and Note Modification.

1. Notwithstanding anything to the contrary contained in the Financing Documents, the Applicable Margin on Revolving Loans accruing interest based upon the Eurodollar Rate shall be one and one-half percent (1.5%).

2. The term “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

“‘Borrowing Base’ shall mean Fifteen Million Dollars ($15,000,000).”

3. As the Revolving Loans will no longer be subject to a borrowing base, terms such as “Borrowing Base Certificate”, “Eligible Accounts”, “Eligible Inventory”, “Eligible Finished Goods Inventory”, and “Eligible Raw Materials Inventory” shall no longer have any meaning, force or effect, and provisions using such terms shall be construed accordingly as the context may require. The requirement for the presentation of a Borrowing Base Certificate, provided for in Section 7.1(e) of the Credit Agreement, is hereby deleted.

4. The reference to “$1,000,000” appearing in the definition of “LC Sublimit” set forth in Section 1.1 of the Credit Agreement is hereby amended to read “$5,000,000”.

5. The terms “Excess Availability”, “Merchant Service Line of Credit Reserve”, and “Permanent Availability Reserve” shall no longer have any meaning, force or effect, and provisions using such terms shall be construed accordingly as the context may require.

6. The reference to “Fleet National Bank” appearing in the definition of “Prime Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended to read “Bank of America, N.A.”.

7. Notwithstanding anything to the contrary contained in the Financing Documents, the Assignee shall no longer charge an Unused Fee. Therefore, the third sentence of the term “Revolving Credit Commitment” set forth in Section 1.1 of the Credit Agreement is hereby deleted. In place of the Unused Fee, originally provided for in Section 2.7(a) of the Credit Agreement, the Borrower shall pay quarterly to the Assignee a commitment fee of $2,000, commencing October 1, 2006.

8. The reference to “July 17, 2006” appearing: (a) in the definition of “Revolving Credit Maturity Date” set forth in Section 1.1 of the Credit Agreement, and (b) as the maturity date in the Note, is hereby amended to read “December 31, 2006”.

9. Article 7 of the Credit Agreement is hereby amended by adding thereto the following Sections:

“7.16 Fixed Charge Coverage Ratio. If at any time the Credit Parties have cash and/or cash equivalents of less than $25,000,000, the Credit Parties shall maintain a ratio of (a) the difference obtained by subtracting from EBITDA all cash capital expenditures, taxes and distributions, to (b) the sum of interest plus any scheduled principal payments, of not less than 1.5:1.0, tested quarterly on a rolling 12-month basis.

7.17 Maximum Leverage Ratio. If at any time the Credit Parties have cash and/or cash equivalents of less than $25,000,000, the Credit Parties shall maintain a ratio of total liabilities to tangible net worth of not more than 1.0:1.0, tested quarterly at the end of each fiscal period.

10. Except as modified hereby, the Borrower hereby affirms and restates all of the covenants and agreements made and set forth in the Financing Documents and any and all other documents executed in connection therewith. As to representations and warranties, the Assignee will rely upon the provisions of Section 6.2(a) of the Credit Agreement at such time as there is a Borrowing (as defined in the Credit Agreement) or the date of issuance, amendment, renewal or extension of a Letter of Credit (as defined in the Credit Agreement).

11. All references to the Credit Agreement appearing in the Note and any and all other documents executed in connection therewith, as the Credit Agreement may be otherwise defined or referred to therein, shall be deemed to mean the Credit Agreement as amended hereby.

12. All references to the Note appearing in the Credit Agreement and any and all other documents executed in connection therewith, as the Note may be otherwise defined or referred to therein, shall be deemed to mean the Note as amended hereby.

13. Any provision of this Agreement which is prohibited or unenforceable under any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14. This Agreement is intended by the parties hereto as a final expression of this Agreement and is also intended as a complete and exclusive statement of the terms hereof. No course of dealing, course of performance or trade usage, and no parol or evidence of any nature shall be used to supplement or modify any terms hereof.

15. This Agreement has been negotiated, executed, and delivered in, and shall be deemed to have been made in the State of Rhode Island, and the validity of this

Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Rhode Island.

16. An original of this Agreement shall be attached to and made a part of the Note and shall constitute an allonge thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

WITNESS:	KVH Industries, Inc.

By:

Bank of America, N.A.

By:

Banc of America Leasing & Capital, LLC

By:

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